Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-203259, No. 333-173337, No. 333-150239, No. 333-195858, No. 333-219710) and on Form S-8 (No. 333-156084) of Genesis Energy, L.P. of our report dated March 31, 2017, except for the effects of the revision discussed in Note 20 to the combined financial statements, as to which the date is August 2, 2017, relating to the financial statements of the Alkali Chemicals Business, which is incorporated by reference to Exhibit 99.5 to Form 8-K dated August 7, 2017, File No. 001-12295 of Genesis Energy, L.P.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

September 20, 2017